Exhibit 99

Exhibit A

Joint Filing Agreement

In accordance with Rule 13d-l(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement of Schedule 13G (including amendments thereto) with regard to the common stock of MicroVision, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of March 27, 2011.

HIGHLAND CREDIT STRATEGIES FUND

	By:	/s/ James D. Dondero

James D. Dondero, President

Highland Capital Management, L.P.

By: Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero

James D. Dondero, President

Strand Advisors, Inc.

By:	/s/ James D. Dondero

James D. Dondero, President

James D. Dondero

/s/ James D. Dondero